Exhibit 2.1

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         This Agreement and Plan of Merger and Reorganization (this "Agreement") dated as of July 14, 2000, is by and among LeCroy Corporation ("LeCroy"), a Delaware corporation; LeCroy Merger Corporation ("Merger Sub"), a Delaware corporation that is a wholly owned subsidiary of LeCroy; Lightspeed Electronics, Inc. (the "Company"), a New York corporation; Robert Miller (the "Stockholder"), an individual who is an officer and director and the sole stockholder of the Company; and solely for purposes of Sections 8 and 9.2A hereof, Mickey Miller (the "Director"), who is an honorary officer and a director of the Company.

         The parties desire that Merger Sub be merged with and into the Company (the "Merger"), subject to the terms and conditions set forth in this Agreement; and for Federal income tax purposes, the parties intend and expect (but no party represents, warrants, or undertakes) that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

         The parties agree as follows:

         (Certain terms used in this Agreement are defined in Section 11.)

         1. CLOSING. Upon execution and delivery of this Agreement, a closing (the "Closing") will be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110. At or before the Closing, Merger Sub and the Company will execute certificates of merger (collectively, the "Merger Certificates") substantially in the form of the attached Exhibits A-1 and A-2 and file them with the Delaware Secretary of State and the New York Department of State in order to cause the Merger to be effected in accordance with the laws of the States of Delaware and New York. The Merger will be effective upon the filing of the Merger Certificates (the "Effective Time"). For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time.

         At the closing, LeCroy and the Stockholder will enter into an Employment Agreement in the form of the attached Exhibit B, and LeCroy and the Director will enter into a Consulting Agreement in the form of the attached Exhibit C. The Stockholder will also deliver to LeCroy evidence of the termination of the Sales Representative Agreement dated as of October 1, 1999, between the Company and Technical Development Company, and all rights and obligations thereunder.

         2. EFFECT OF MERGER. At the Effective Time, automatically and without further action:

         2.1. SURVIVING CORPORATION. Merger Sub will be merged with and into the Company and the separate existence of the Company will cease. Merger Sub will continue in existence as the surviving corporation in the Merger (the "Surviving Corporation"). The effect of the Merger will be as provided in the applicable provisions of this Agreement, the Delaware General Corporation Law, and the New York Business Corporation Law, including that all of the respective properties, rights, privileges, powers, and franchises of Merger Sub and the Company will vest in the Surviving Corporation, and all of the respective debts, liabilities, and duties of Merger Sub and the Company will become the debts, liabilities, and duties of the Surviving Corporation.

         2.2. CERTIFICATE OF INCORPORATION AND BY-LAWS. Merger Sub's certificate of incorporation and by-laws, respectively, as in effect immediately before the Effective Time, will be the certificate of incorporation and by-laws of the Surviving Corporation.

         2.3. DIRECTORS AND OFFICERS. From and after the Effective Time, the respective officers and members of the Board of Directors of the Surviving Corporation will consist of those persons named as such in the Merger Certificates, each such person to hold office, subject to the applicable provisions of the certificate of incorporation and the by-laws of the Surviving Corporation, until the next annual meeting of directors or stockholders, as the case may be, of the Surviving Corporation and until his successor is duly elected or appointed and qualified.

         2.4. CONVERSION OF COMPANY STOCK. The shares of Company Stock issued and outstanding immediately before the Effective Time will be converted into and become the right to receive (i) an aggregate of 100,000 shares of LeCroy Stock (collectively, the "Consideration Shares"), and (ii) any Earn-Out Payments that may become due pursuant to Section 3 hereof (collectively, such shares of LeCroy Stock and Earn-Out Payments, the "Merger Consideration").

         2.5. CONVERSION OF MERGER SUB'S SHARES. Each share of the common stock, $0.001 par value per share, of Merger Sub that was issued and outstanding immediately before the Effective Time will be converted into and become one share of the common stock, $0.001 par value, of the Surviving Corporation.

         3.   EARN-OUT.

         3.1. CERTAIN DEFINITIONS. As used in this Section 3:

         "Lightspeed Products" means (i) the Company's Model DC60 microwave oscilloscope product and any improved versions thereof with an analog bandwidth of greater than 10 gigahertz; (ii) sampling pods and derivatives of the Company's Model DC60 microwave oscilloscope product with analog bandwidth of greater than 10 gigahertz; and (iii) options and accessories sold specifically for use with the products described in the preceding clauses (i) and (ii) (such as clock sources, pseudo-random pattern generators, trigger adaptors, amplifiers, connectors, attentuators, cable assemblies, and software specific to such products).

         Without expanding the foregoing definition, Lightspeed Products do NOT include (i) third-party products (regardless of how bundled, packaged, or branded, and regardless of whether sold in combination with or in support of Company's Model DC60 microwave oscilloscope product) such as optical receivers, probes, filters, frequency sources, computers, software, and other additions and options to the Company's Model DC60 microwave oscilloscope product; (ii) LeCroy products listed in LeCroy's Test & Measurement Price List dated April 1, 2000, including improved, successor, and derivative products, and all LeCroy Research Instrumentation Products, including components, custom integrated circuits, hybrids, CAMAC, NIM, FASTBUS, VME, and legacy research products; and (iii) revenue or income from royalties and licenses, custom software, development contracts, repairs, and calibration.

         "Net Sales" means the aggregate actual sales prices invoiced by LeCroy and its subsidiaries and sublicensees to third parties for Lightspeed Products shipped on or before June 30, 2005 (excluding transfers between or among LeCroy and such subsidiaries and sublicensees), minus (i) rebates, discounts, and other direct sales incentives, (ii) taxes and other governmental charges (other than income taxes), (iii) costs of transportation, including shipping, insurance, etc., and (iv) amounts credited in respect of returns and allowances.

         3.2. EARN-OUT PAYMENTS. LeCroy will make payments ("Earn-Out Payments") to the Stockholder equal to 7% of Net Sales, as follows. Subject to the following sentence, within 90 days after the end of each fiscal year of LeCroy ending on or before June 30, 2005, LeCroy will remit to the Stockholder the full amount of Earn-Out Payments payable in respect of Net Sales during that fiscal year, together with a written report showing in reasonable detail the calculation of the amount of Earn-Out Payments remitted. Notwithstanding the foregoing or any other provision of this Agreement, the maximum aggregate Earn-Out Payments payable by LeCroy will be $800,000.

         3.3. AUDIT RIGHTS. LeCroy will keep accurate records in sufficient detail to enable the Earn-Out Payments payable by it hereunder to be determined, and will not dispose of such records for at least one year after the end of the fiscal year to which they relate. The Stockholder will be permitted to have an independent accounting firm of his own selection examine any Earn-Out report submitted by LeCroy within six months after the date it is received by the Stockholder. Upon reasonable prior notice, LeCroy will make all records pertinent to the verification of the report being examined available to the Stockholder's accounting firm during normal business hours at the locations where such records are customarily kept. The Stockholder will cause its accounting firm to maintain the confidentiality of all information obtained in the course of such examination. Any such examination by the Stockholder's accountants will be at the Stockholder's expense, except that if the examination of any Earn-Out report reveals an underpayment by LeCroy of more than 10% of the Earn-Out Payments actually due and owing in respect of the period covered by that report, then LeCroy will be responsible for the reasonable costs of such examination.

         4. EXCHANGE OF CERTIFICATES. After the Effective Time, stock certificates ("Certificates") representing shares of Company Stock that have been converted into Merger Consideration will be conclusively deemed to represent only such Merger Consideration. At the Closing, the Stockholder will surrender all Certificates to LeCroy in exchange for a certificate representing the Consideration Shares.

         5. REGISTRATION OF LECROY STOCK. Within 30 days following the Closing, LeCroy will file with the United States Securities and Exchange Commission a registration statement (the "Registration Statement") on Form S-3 or other appropriate form for the purpose of registering for resale by the Stockholder all of the Consideration Shares. Thereafter, LeCroy will use its best reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to remain effective until the earlier of (i) the first anniversary of the Effective Date, or (ii) such time at which all of the Consideration Shares have been resold pursuant to the Registration Statement or otherwise.

         Within 30 days following the Closing, LeCroy will also prepare and submit to the National Association of Securities Dealers, Inc. a listing application covering the Consideration Shares, and will use its best reasonable efforts to cause such shares to be approved for listing in the NASDAQ National Market, subject to official notice of issuance.

         6.       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

         The Stockholder hereby represents and warrants to LeCroy as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement or as are set forth in the attached Disclosure Schedule.

         Each exception set forth in the Disclosure Schedule will be deemed to qualify each representation and warranty set forth in this Agreement (i) that is specifically identified in the Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is apparent on the face of the disclosure of such exception set forth in the Disclosure Schedule; provided, in either case, that the relevant facts are set forth in reasonable detail in the Disclosure Schedule.

         6.1. INCORPORATION; AUTHORITY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. The Stockholder has delivered to LeCroy complete and correct copies of the Company's certificate of incorporation and by-laws, in each case with all amendments thereto, which certificate of incorporation and by-laws are in full force and effect.

         6.2. AUTHORIZATION AND ENFORCEABILITY. Each of the Company and the Stockholder has all requisite power and full legal right and authority (in the Company's case, including due approval of its Board of Directors and its sole stockholder, respectively) to enter into this Agreement, to perform all of its or his agreements and obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Company and the Stockholder and constitutes a legal, valid, and binding agreement of each of them, enforceable against each of them in accordance with its terms, except as enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, marshaling, or other similar laws or rules of law affecting creditors' rights and remedies generally, and to general principles of equity.

         6.3. GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS, NON-CONTRAVENTION, ETC. Except for the filing of the Merger Certificates, no consent, approval, or authorization of or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, is required on the part of the Company or the Stockholder in connection with the execution, delivery, and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate (a) any provision of the Company's certificate of incorporation or by-laws, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to the Company or the Stockholder, or (iii) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which the Company or the Stockholder is a party or by or to which either of them or any of their respective assets is bound or subject.

         6.4. CAPITALIZATION. The authorized and outstanding capital stock and other securities of the Company are as set forth in Section 6.4 of the Disclosure Schedule, and the Company does not have outstanding any other securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and non-assessable, are owned of record and beneficially by the Stockholder, and were issued in compliance with all applicable laws, including securities laws, and all applicable preemptive or similar rights of any person. No person has any valid right to rescind any purchase of the Company's capital stock or other securities.

         There are no agreements or other obligations to which the Company is a party or by which it is bound to purchase or sell and no convertible or exchangeable securities, options, warrants, or other rights to acquire from the Company any capital stock or other securities.

         6.5. SUBSIDIARIES. The Company does not have any subsidiaries or own any legal and/or beneficial interests in or to any other business enterprise or other person.

         6.6. PROPERTIES AND ASSETS. The Company has good and marketable title or leasehold title, as the case may be, to all of its assets and properties that it purports to own or lease, including all those reflected in Section 6.6 of the Disclosure Schedule, all free and clear of Liens. All such properties and assets are in good condition and repair, reasonable wear-and-tear excepted, and are adequate to carry on the business of the Company as presently conducted. Section
6.6 of the Disclosure Schedule sets forth a complete and correct list of all assets of the Company having a book or fair market value in excess of $5,000 as of the date hereof.

         The Company does not own any real property. Section 6.6 of the Disclosure Schedule sets forth a complete and correct description of all leases of real property to which the Company is a party. Complete and correct copies of all such leases have been delivered to LeCroy.

         6.7. INTELLECTUAL PROPERTIES.

         (a) Section 6.7 of the Disclosure Schedule lists all patents, patent applications, trademarks, trade names, service marks, logos, registered copyrights, and licenses that are material to the businesses of the Company as now being conducted, other than licenses by the Company as licensee of off-the-shelf software programs that have not been customized for its use (collectively, and together with all unregistered copyrights, technology, know-how, trade secrets, processes, formulas, and techniques that are material to the Company's businesses, the "Intellectual Properties"). The Company owns, or is licensed or otherwise has the full and unrestricted exclusive right to use, all Intellectual Properties without the payment of royalties or other further consideration, and no other intellectual property rights, privileges, licenses, contracts, or other agreements, instruments, or evidences of interests are material to the conduct of the businesses of the Company.

         (b) In any instance where the Company's rights to Intellectual Properties arise under a license or similar agreement (other than for off-the-shelf software programs that have not been customized for its use), this is indicated in Section 6.7 of the Disclosure Schedule and such rights by their terms are licensed exclusively to the Company except as indicated in Section 6.7 of the Disclosure Schedule. No other person has an interest in or right or license to use any of the Intellectual Properties purported to be owned by the Company, or to the best of the Stockholder's knowledge, any of the Intellectual Properties that by their terms are exclusively licensed to the Company. To the best of the Stockholder's knowledge, none of the Intellectual Properties is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to any of the Intellectual Properties purported to be owned by the Company, or to the best of the Stockholder's knowledge, any of the Intellectual Properties that by their terms are exclusively licensed to the Company, is pending (as evidenced by the Company's receipt of service of process or other written notice of such pendency), or to the best of the Stockholder's knowledge, threatened, nor, to the best of the Stockholder's knowledge, is there any basis for any such litigation or proceeding. The Company maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of its Intellectual Properties as constitute trade secrets or other confidential information.

         (c) To the best of the Stockholder's knowledge, neither the Company nor the Stockholder has infringed or made unlawful use of, or is infringing or making unlawful use of, any intellectual property or other proprietary or confidential information of any other person. The activities of the Stockholder and the Company's other current and past employees and contractors in connection with their employment or contractual relationships with the Company did not and do not violate any agreements or arrangements with any former employer or other person. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitratory, or administrative body) charging the Stockholder or the Company with infringement or unlawful use of any patent, trademark, service mark, trade name, logo, copyright, trade secret, or other proprietary right is pending, or to the best of the Stockholder's knowledge, threatened; nor, to the best of the Stockholder's knowledge, is there any basis for any such litigation or proceeding.

         (d) The Stockholder is not obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his agreements and obligations to use his best efforts to promote the interests of the Company, (ii) conflicts or may conflict with the business or operations of the Company, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to the Company.

         (e) It is understood and agreed that the Stockholder does not hereby represent or warrant that the Stockholder's pending patent application for "Waveform Translator for DC to 75 GHz Oscillography" will result in an issued patent, or even that the invention described in such application is patentable; but does represent and warrant that all rights, titles, and interests in and to such patent application and invention have been effectively assigned to and are owned by the Company.

         6.8. NO UNDISCLOSED LIABILITIES. Except as disclosed in Section 6.8 of the Disclosure Schedule, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including liabilities, as guarantor or otherwise, in respect of obligations of others), including in respect of matters that are the subject of other or more specific representations and warranties set forth in this Agreement.

         6.9. TAXES.

         (a) FILING OF TAX RETURNS AND PAYMENT OF TAXES. The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by the Company have been paid, and the Company will not be liable for any additional Taxes in respect of any taxable period ending on or before the date of the Closing in an amount that exceeds the corresponding reserve therefor, if any, reflected in the accounting records of the Company. The Stockholder has delivered to LeCroy correct and complete copies of all Tax Returns filed by or with respect to the Company, and all relevant documents and information with respect thereto, including examination reports and statements of deficiencies assessed against or agreed to by the Company or the Stockholder.

         (b) AUDIT HISTORY. No taxing authority has ever audited or notified the Company or the Stockholder of an intention to audit any Tax Return of the Company.

         (c) DEFICIENCIES. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against the Company.

         (d) LIENS. There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of the Company.

         (e) EXTENSIONS TO STATUTE OF LIMITATIONS FOR ASSESSMENT OF TAXES. The Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

         (f) EXTENSIONS OF THE TIME FOR FILING TAX RETURNS. The Company has not requested or been granted an extension of the time for filing any Tax Return.

         (g) PENDING PROCEEDINGS. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the best of the Stockholder's knowledge, threatened, against or with respect to (i) the Company, or (ii) any Affiliated Group with respect to a taxable period during which the Company was a member of such Affiliated Group.

         (h) NO FAILURES TO FILE TAX RETURNS. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

         (i) MEMBERSHIP IN AFFILIATED GROUPS, ETC. The Company has never been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return.

         (j) TAX SHARING, ALLOCATION, OR INDEMNITY AGREEMENTS. The Company is not a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

         (k) WITHHOLDING TAXES. The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

         6.10.    EMPLOYEE BENEFIT PLANS.

         (a) Except as described in Section 6.10 of the Disclosure Schedule, the Company does not now maintain or contribute to, and has not in the current or preceding six calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company. Each of the arrangements set forth in Section 6.10 of the Disclosure Schedule is hereinafter referred to as an "Employee Benefit Plan," except that any such arrangement that is a multi-employer plan will be treated as an Employee Benefit Plan only for purposes of Sections 6.10(d)(iv), (vi), and (viii) and 6.10(g) below.

         (b) The Stockholder has delivered to LeCroy copies of each Employee Benefit Plan, and with respect to each such plan (i) any associated trust, custodial, insurance, or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the six preceding calendar years, and (iii) the most recently received Internal Revenue Service ("IRS") determination letters and any governmental advisory opinions or rulings.

         (c) Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, and governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and applicable to such plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and each trust forming part of an Employee Benefit Plan which is intended to qualify under
Section 501(c)(9) of the Code is specifically so identified in Section 6.10 of the Disclosure Schedule and has been determined by the IRS to be so qualified, and to the best of the Stockholder's knowledge, nothing has occurred since the date of the last such determination as to each such plan or trust that has resulted or is likely to result in the revocation of such determination as to such plan or trust.

         (d) (i) There is no pending, or to the best of the Stockholder's knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or to the best of the Stockholder's knowledge, any fiduciary or service provider thereof, and to the best of the Stockholder's knowledge, there is no basis for any such legal action, proceeding, or investigation.

                  (ii) No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by the Company or any of its ERISA affiliates (other than insurance premiums satisfied in due course).

                  (iii) No reportable event, or event or condition that presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an ERISA affiliate of the Company, which is subject to Title IV of ERISA.

                  (iv) No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction that could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

                  (v) No communication, report, or disclosure has been made that, at the time made, did not reflect accurately in all material respects the terms and operations of any Employee Benefit Plan.

                  (vi) No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA), other than (A) coverage mandated by applicable law, (B) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), and (C) benefits that have already been satisfied in full.

                  (vii) No benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after the Closing) except as required by applicable law.

                  (viii) The Company has not undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the Company, subject only to such constraints as may be imposed by applicable law.

         (e) There is no Employee Benefit Plan for which a separate fund of assets is or is required to be maintained.

         (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former director, officer, consultant, or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant, or employee. (No representation or warranty is made as to the foregoing with respect to actions taken by LeCroy after the Closing with respect to the Employee Benefit Plans.)

         (g)      No Employee Benefit Plan is a multi-employer plan.

         (h) For purposes of this Section 6.10, "multi-employer plan," "party in interest," "current value," "accrued benefit," "reportable event," and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "ERISA affiliate" means any entity that under Section 414 of the Code is treated as a single employer with the Company.

         6.11.    SAFETY AND ENVIRONMENTAL MATTERS.

         (a) None of the plants, offices, or properties in or on which the Company carries on business nor any of the activities carried on by it are in violation of any zoning, health, or safety law or regulation, including the Occupational Safety and Health Act of 1970, as amended.

         (b) Neither the Company, nor to the best of the Stockholder's knowledge, any operator of any real property presently or formerly owned, leased, or operated by the Company has violated or allegedly violated or is in violation or alleged violation of any judgment, decree, order, law, license, rule, or regulation pertaining to environmental matters.

         6.12. LABOR RELATIONS. The Company is and has been in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not and has not been engaged in any unfair labor practice. There is no charge or proceeding pending, or to the best of the Stockholder's knowledge, threatened, against the Company alleging unlawful discrimination in employment practices or unfair labor practice before any court or agency, including the National Labor Relations Board.

         6.13. LITIGATION. No litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending, or to the best of the Stockholder's knowledge, threatened, against the Company, nor is there any basis therefor known to the Stockholder.

         6.14. CONTRACTS. Section 6.14 of the Disclosure Schedule sets forth a complete and accurate list of all agreements of any kind, written or oral, that are legally enforceable by or against or otherwise binding on the Company. All of such agreements are in full force and effect, and neither the Company, nor to the best of the Stockholder's knowledge, any other party thereto, is in default under or material breach thereof, nor does any event or condition exist that after notice or lapse of time or both could constitute a default thereunder or material breach thereof on the part of the Company, or to the best of the Stockholder's knowledge, any other party thereto. No approval or consent of any person that has not already been obtained and is listed in Section 6.14 of the Disclosure Schedule is needed in order that such agreements continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby, and no such agreement includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such contract, to enlarge or accelerate any obligations of the Company thereunder, or to give additional rights to any other person, as a result of the consummation of the Merger or the other transactions contemplated hereby. The Stockholder has delivered to LeCroy copies of all such agreements, including all amendments, modifications, and supplements thereto.

         6.15. INSURANCE. Section 6.15 of the Disclosure Schedule lists the policies of theft, fire, liability, worker's compensation, life, property and casualty, and other insurance owned or held by the Company. All such policies are in full force and effect; are sufficient for compliance by the Company with all requirements of law and of all contractual obligations of the Company; are valid, outstanding, and enforceable policies and provide that they will remain in full force and effect through the respective dates set forth in the Disclosure Schedule; and will not in any way be affected by, or terminate or lapse as a result of the consummation of, the Merger and the other transactions contemplated by this Agreement.

         6.16. BANK ACCOUNTS, SIGNING AUTHORITY, POWERS OF ATTORNEY. Section
6.16 of the Disclosure Schedule sets forth a complete and accurate list of all bank, brokerage, and other accounts, and all safe-deposit boxes, of the Company, and all persons with signing or other authority to act with respect thereto or to borrow money or sign notes on behalf of the Company.

         6.17. PERSONNEL. The names and compensation of each employee and independent contractor of the Company are as set forth in Section 6.17 of the Disclosure Schedule.

         6.18. BROKERS. No finder, broker, agent, or other intermediary has acted for or on behalf of the Company or the Stockholder in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

         6.19. COMPLIANCE WITH OTHER AGREEMENTS, LAWS, ETC. The Company has complied with, and is in compliance with, (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (b) all unwaived terms and provisions of all agreements to which the Company is a party, or to which the Company or any of its properties is subject, and (c) its certificate of incorporation and by-laws, respectively, each as amended to date. The Company has not been charged with, or to the best of its knowledge, been under investigation with respect to, any violation of any provision of any federal, state, or local law or administrative regulation. The Company has and maintains (and Section 6.19 of the Disclosure Schedule sets forth a complete and correct list of) all such licenses, permits, and other authorizations of governmental authorities as are necessary for or material to the conduct of its businesses or in connection with the ownership or use of its properties, all of which are in full force and effect, copies of all of which have previously been delivered to LeCroy, and except as described in Section 6.19 of the Disclosure Schedule, none of which will terminate or otherwise be adversely affected as a result of the consummation of the Merger and the other transactions contemplated hereby.

         6.20. INVESTMENT REPRESENTATIONS.

         (a) ACCREDITATION; INVESTMENT INTENT. The Stockholder is acquiring the Consideration Shares for his own account, for investment only, and not with a view to, or for sale in connection with, any distribution of the Consideration Shares in violation of the Securities Act, any rule or regulation thereunder, or any applicable state securities laws.

         (b) INFORMATION. The Stockholder has had the opportunity to ask questions of and receive answers from the officers of LeCroy and has received copies of or access to LeCroy's SEC Reports (as defined in Section 7.5) and such other information with respect to LeCroy's business, financial condition, affairs, and prospects as he has deemed necessary or desirable in connection with his acquisition of the Consideration Shares.

         (c) SOPHISTICATION. The Stockholder has sufficient experience in business, financial, and investment matters to be able to evaluate the relative merits and risks involved in his acquisition of the Consideration Shares and to make an informed investment decision with respect to such acquisition.

         (d) ABILITY TO BEAR RISK. The Stockholder can afford a complete loss of his investment in the Consideration Shares and is able to bear the economic risk of holding the Consideration Shares for an indefinite period.

         (e) RESTRICTED SECURITIES. The Stockholder understands that (i) the Consideration Shares have not been registered under the Securities Act or any other applicable securities laws, and are "restricted securities" within the meaning of Rule 144 under the Securities Act, (ii) the Consideration Shares cannot be sold, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act and other applicable securities laws, or unless exemptions from such registration requirements are available, and (iii) any certificate representing the Consideration Shares will bear a restrictive legend referring to the restrictions on transfer imposed by applicable securities laws.

         6.21. DISCLOSURE. No representation or warranty of the Stockholder of the Company in this Agreement (including the exhibits and schedules hereto) or in any other agreement, instrument, certificate, or other document delivered by either of them in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

         6A. ASSIGNMENT OF INVENTIONS. The Stockholder hereby assigns, transfers, and delivers to the Company all rights, titles, and interests in and to all inventions, improvements, discoveries, developments, processes, software, mask works, and works of authorship, whether patentable or copyrightable or not, and all related intellectual property rights, that were created, made, conceived, or reduced to practice by the Stockholder or under his direction or by him jointly with others, up to and including the date of this Agreement, excluding only such of these things as do not relate in any way to any business in which the Company or any of its subsidiaries has or is engaged (collectively, subject to such exclusion, all of the foregoing, "Inventions"). If requested by LeCroy, the Stockholder will assist it to apply for and obtain any patents or copyright registrations relating to any Inventions, and will execute and deliver to LeCroy all related applications and other documents, all at LeCroy's expense. The Stockholder hereby appoints LeCroy (with power of substitution) as his agent and attorney-in-fact to execute and deliver or file any such document in his name and on his behalf. This power of attorney is irrevocable and coupled with an interest on the part of LeCroy.

         7.   REPRESENTATIONS AND WARRANTIES OF LECROY AND MERGER SUB.

         LeCroy and Merger Sub hereby jointly and severally represent and warrant to the Stockholder as follows:

         7.1. INCORPORATION; AUTHORITY. Each of LeCroy and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

         7.2. AUTHORIZATION AND ENFORCEABILITY. Each of LeCroy and Merger Sub has all requisite power and full legal right and authority (including due approval of its Board of Directors and (if necessary) its stockholder(s), respectively) to enter into this Agreement, to perform all of its agreements and obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of LeCroy and Merger Sub and constitutes a legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, marshaling, or other similar laws or rules of law affecting creditors' rights and remedies generally, and to general principles of equity.

         7.3. GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS, NON-CONTRAVENTION, ETC. Except for the filing of the Merger Certificates and the NASDAQ listing application referred to in Section 5, no consent, approval, or authorization of or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, is required on the part of LeCroy or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate (a) any provision of LeCroy's or Merger Sub's Certificate of Incorporation or by-laws, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to LeCroy or Merger Sub, or (iii) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which LeCroy or Merger Sub is a party or by or to which either of them or any of their respective assets is bound or subject.

         7.4. MERGER SUB. Merger Sub has been organized for the specific purpose of engaging in the Merger and the other transactions contemplated hereby and has not incurred any material liabilities, conducted any material business, or entered into any material contracts or commitments, in each case except such as are in furtherance of or incidental to such transactions.

         7.5. LECROY'S SEC STATEMENTS, REPORTS AND DOCUMENTS. LeCroy has delivered or made available to the Stockholder copies of (i) its Annual Report on Form 10-K for its fiscal year ended June 30, 1999, (ii) its proxy statement relating to its most recent annual meeting of its stockholders, and (iii) all other forms, reports (including annual reports pursuant to Exchange Act rule 14a-3), registration statements, and documents filed or required to be filed by it with, or provided or required to be provided by it to, the SEC since the filing of its Annual Report on Form 10-K referred to above (collectively, all of the foregoing documents, "LeCroy's SEC Reports"). As of their respective dates, LeCroy's SEC Reports complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of LeCroy's SEC Reports is required to be amended or supplemented as of the date hereof. The financial statements (including any related notes) of LeCroy included in LeCroy's SEC Reports were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in the financial statements or, in the case of audited statements, the related report of LeCroy's independent certified public accountants) and present fairly in all material respects the consolidated financial position, results of operations, changes in stockholders' equity, and cash flows, as applicable, of LeCroy and its consolidated subsidiaries as of the dates and for the periods indicated; subject, in the case of unaudited interim consolidated financial statements, to condensation, the absence of footnote disclosure, and normal, recurring end-of-period adjustments, the effect of which was not and will not be material.

         7.6. BROKERS. No finder, broker, agent, or other intermediary has acted for or on behalf of LeCroy or Merger Sub in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the transactions contemplated hereby.

         7.7. DISCLOSURE. No representation or warranty of LeCroy or Merger Sub in this Agreement (including the exhibits and schedules hereto) or in any other agreement, instrument, certificate, or other document delivered by LeCroy and/or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

         8. COVENANTS. Each of the Stockholder and the Director severally covenants as follows:

         8.1. CONFIDENTIAL INFORMATION. Each of the Stockholder and the Director will maintain the confidentiality of all confidential, sensitive, or proprietary information of the Company and the Surviving Corporation, including with respect to its businesses, finances, affairs, and technology, which will be and remain the exclusive property of the Surviving Corporation; and unless previously authorized in writing by LeCroy, and except with respect to information that has otherwise become public through no action or omission on his part, he will not disclose any such information to any third party, or use it for any purpose other than (if applicable) in the discharge of his employment or consulting responsibilities in the ordinary course of the Surviving Corporation's business.

         8.2 NON-COMPETITION, ETC. For a period of five years after the Closing (which period will automatically be extended by a period of time equal to any period in which he is in breach of any obligations under this Section 8.2 or Sections 8.3 or 8.4 hereof; including any such extension, the "Restricted Period"), neither the Stockholder nor the Director will engage, directly or indirectly (except as a stockholder, director, officer, consultant, and/or employee of LeCroy and/or the Surviving Corporation), in the Restricted Business or any other business presently being conducted by the Company, whether as a proprietor, equityholder, investor (except as a passive investor holding not more than 1% of the outstanding capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity.

         8.3. NON-SOLICITATION OF EMPLOYEES, ETC. During the Restricted Period, neither the Stockholder nor the Director will directly or indirectly recruit, solicit, induce, or attempt to induce any of the employees or independent contractors of LeCroy or any of its subsidiaries (including the Surviving Corporation) to terminate their employment or contractual relationship with LeCroy or its subsidiary; and neither the Stockholder nor the Director will assist any other person to do so, or be a proprietor, equityholder, investor (except as a passive investor holding not more than 1% of the capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any person who does or attempts to do so.

         8.4. NON-SOLICITATION OF CUSTOMERS, SUPPLIERS, ETC. During the Restricted Period, neither the Stockholder nor the Director will directly or indirectly solicit, divert, take away, or attempt to divert or take away, from LeCroy or any of its subsidiaries (including the Surviving Corporation) any of the business or patronage of any of their respective customers, clients, accounts, vendors, or suppliers, or induce or attempt to induce any such person to reduce the amount of business it does with LeCroy or any of its subsidiaries; and neither the Stockholder nor the Director will assist any other person to do so, or be a proprietor, equityholder, investor (except as a passive investor holding not more than 1% of the capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any person who does or attempts to do so.

         8.5. EQUITABLE REMEDIES. Each of the Stockholder and the Director hereby acknowledges that any breach by him of his obligations under this Section 8 would cause substantial and irreparable damage to LeCroy and the Surviving Corporation, and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that each of LeCroy and the Surviving Corporation will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which they may be entitled in respect of any such breach).

         8.6. MODIFICATION. In the event that a court of competent jurisdiction determines that any of the provisions of this Section 8 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions will automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified. No invalidity or unenforceability of any section of this Agreement or any portion thereof will affect the validity or enforceability of any other section or of the remainder of such section.

         9.   INDEMNIFICATION.

         9.1. INDEMNIFICATION BY LECROY AND THE SURVIVING CORPORATION. LeCroy and the Surviving Corporation, jointly and severally, will indemnify, defend, and hold harmless the Stockholder from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with:

                  (a) any breach by LeCroy or Merger Sub of any representation, warranty, covenant, agreement, obligation, or undertaking made by either of them in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of either of them in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby; and

                  (b) any untrue statement (or alleged untrue statement) of any material fact contained in the Registration Statement, any preliminary or final prospectus contained therein, any amendment or supplement thereto, or any document incorporated by reference therein, or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by LeCroy, in connection with the Registration Statement, of the Securities Act or any rule or regulation promulgated thereunder; provided, however, that LeCroy will not be liable in any such case to the extent that any such Damages arise out of or are based on any untrue statement or omission made in reliance upon and in conformity with written information furnished by the Stockholder for use in the Registration Statement.

         9.2. INDEMNIFICATION BY THE STOCKHOLDER. The Stockholder will indemnify, defend, and hold harmless LeCroy and the Surviving Corporation, from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with:

                  (a) any breach by the Stockholder or the Company of any representation, warranty, covenant, agreement, obligation, or undertaking made by the Stockholder or the Company in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of either of them in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby; and

                  (b) any untrue statement (or alleged untrue statement) of any material fact contained in the Registration Statement, any preliminary or final prospectus contained therein, any amendment or supplement thereto, or any document incorporated by reference therein, or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances in which it was made, not misleading, but only if and to the extent that such statement or omission was made in reliance upon and in conformity with information furnished by such Stockholder for use in the Registration Statement; provided, that the Stockholder's liability with respect to the Registration Statement will be limited to an amount equal to the gross proceeds of sale (before deduction of any selling expenses) of the securities sold by the Stockholder pursuant to the Registration Statement.

         9.2A. INDEMNIFICATION BY THE DIRECTOR. The Director will indemnify, defend, and hold harmless LeCroy and the Surviving Corporation, from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with any breach by the Director of any covenant, agreement, obligation, or undertaking made by the Director in Section 8 of this Agreement.

         9.3. CLAIMS. In the event that any party hereto (the "Indemnified Party") desires to make a claim against another party hereto (the "Indemnifying Party," which term includes all indemnifying parties if more than one) in connection with any third-party litigation, arbitration, action, suit, proceeding, claim, or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "Third-Party Claim"), the Indemnified Party will promptly notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto, provided, that failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations under this section except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party will be entitled to assume the defense of such Third-Party Claim, with authority to negotiate, compromise, and settle such Third-Party Claim, provided, that the Indemnifying Party will not agree to any settlement of such Third-Party Claim that does not include an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim.

         The Indemnified Party will retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by an Indemnifying Party pursuant hereto, but the Indemnified Party will be responsible for its own expenses in connection with such participation, except that if the Indemnified Party reasonably determines that an irreconcilable conflict of interest make separate representation of the Indemnified Party's by separate counsel advisable, then the Indemnifying Party will be responsible for the reasonable cost of one such separate counsel.

         9.4. CONTRIBUTION IN LIEU OF INDEMNIFICATION. If the indemnification provided for in Section 9.1(b) or 9.2(b) is unavailable to, or insufficient to hold harmless, a party that would have been an Indemnified Party in respect of any Damages referred to therein, then each Indemnifying Party will, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect their relative fault in connection with the statements or omissions that resulted in such Damages. Relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section
9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this Section 9.4. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         10. RELEASES. The Stockholder, for himself and his heirs, legatees, successors, and assigns, hereby fully and irrevocably releases, remises, and discharges the Surviving Corporation from any and all Damages, regardless of whether known, unknown, or unknowable, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity, or otherwise, without limitation, whether now existing or arising in the future, in each case to the extent based on actions, omissions, and/or events occurring at or before the Effective Time, including all rights to indemnification and/or contribution, but excluding Damages and rights of indemnification arising expressly under this Agreement and claims for accrued but unpaid salaries and reimbursable expenses (the aggregate amount of which salaries and expenses does not exceed $5,000). Furthermore, the Stockholder hereby irrevocably agrees not to sue, or to commence, maintain, or aid in the prosecution of any litigation, arbitration, or other action or proceeding against or adverse to the Surviving Corporation, or otherwise to seek any recourse against the Surviving Corporation, in respect of any matter hereby released or purported or attempted to be released.

         11. DEFINITIONS. As used in this Agreement, the following terms have the following respective meanings:

         "Affiliated Group" has the meaning ascribed to it in Section 1504 of the Code, and in addition includes any analogous combined, consolidated, or unitary group, as defined under any applicable state, local, or foreign income Tax law.

         "Company Stock" means the Company's Common Stock, no par value.

         "copy" or "copies" (regardless of whether capitalized) refer to true, correct, and complete copies of the indicated document.

         "Damages" means all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, as in effect as of the relevant time of reference.

         "including" (regardless of whether capitalized) means including without limitation.

         "knowledge" (regardless of whether capitalized) includes both actual knowledge and the knowledge that the indicated person would have after conducting a reasonable investigation.

         "LeCroy Stock" means the Common Stock, $0.01 par value, of LeCroy.

         "Liens" means any and all liens, claims, mortgages, security interests, pledges, options, rights of first offer or refusal, charges, encumbrances, limitations on voting rights, and restrictions on transfer of any kind, except, in the case of references to securities, those arising under applicable securities laws solely by reason of the fact that such securities were issued pursuant to exemptions from registration under such securities laws.

         "person" (regardless of whether capitalized) means any natural person, entity, or association, including any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

         "Restricted Business" means the design, development, manufacture, sale, license, or servicing of hardware or software (including firmware) for:

                  (i)      analog and/or digital oscilloscopes;

                  (ii) other instruments for the acquisition, display, and/or analysis of electrical and optical waveforms, including spectrum analyzers, network analyzers, jitter/time-interval analyzers, modulation analyzers, transmission quality analyzers, communication signal analyzers, and other measurement instruments with and without display, including bench-top embodiments, embedded systems, modules, hybrids, and integrated circuits (including so-called "systems on a chip"); and/or

                  (iii) options and accessories for the devices and products referred to in the preceding clauses (i) and (ii), including optical and electrical probes (including active, passive, differential, voltage, current, and power probes), optical and electrical signal sources, pattern generators, trigger adaptors, amplifiers, filters, converters, and all types of interconnect devices.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as in effect as of the relevant time of reference.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

         "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

         12.   GENERAL.

         12.1. COOPERATION. Each of the parties will cooperate with the others and use its best reasonable efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals, and authorizations of all governmental bodies and other third parties necessary to consummate the transactions contemplated by this Agreement.

         12.2. SURVIVAL OF PROVISIONS. The terms of this Agreement, including the representations and warranties of the parties, and the provisions of the other documents executed and delivered in connection with this Agreement, the Merger, and the other transactions contemplated hereby will be deemed material, and, notwithstanding any investigation by or on behalf of any other party, will be deemed to have been relied on by each other party, and will survive the Closing and the consummation of the Merger and the other transactions contemplated hereby. Each party represents and warrants that he or it has NOT relied on any statement made or allegedly made by any other party or his or its agents or representatives (whether in writing, orally, or otherwise) in connection with the transactions contemplated hereby other than as set forth in this Agreement and the other documents executed and delivered in connection with this Agreement.

         12.3. EXPENSES. LeCroy, on the one hand, and the Stockholder, on the other, each will be responsible for and will pay all of its or his own expenses in connection with the negotiation and preparation of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and no expenses in connection with such transactions will be charged by the Stockholder to the Company.

         12.4. BENEFITS OF AGREEMENT; NO ASSIGNMENTS; NO THIRD-PARTY BENEFICIARIES. This Agreement will bind and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns. No party will assign any rights or delegate any obligations hereunder without the consent of the other parties, and any attempt to do so will be void. Nothing in this Agreement is intended to or will confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors, and permitted assigns.

         12.5. ABOUT THIS AGREEMENT. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

         The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

         12.6. WAIVERS. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

         12.7. ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto and the other agreements, instruments, certificates, and other documents referred to herein as having been or to be executed and delivered in connection with the transactions contemplated hereby, contains the entire understanding and agreement among the parties, and supersedes any prior understandings or agreements among them, or between or among any of them, with respect to the subject matter hereof.

         12.8. GOVERNING LAW. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of New York, as applied to contracts made, and entirely to be performed, within New York, and without reference to principles of conflicts or choice of laws.

              [The rest of this page is intentionally left blank.]

         Executed and delivered under seal as of the date first above written.

LECROY:                                     LECROY CORPORATION

                                       By
                                          -------------------------------
                                          Name:
                                          Title:

MERGER SUB:                                 LECROY MERGER CORPORATION

                                       By
                                          -------------------------------
                                          Name:
                                          Title:

COMPANY:                                    LIGHTSPEED ELECTRONICS, INC.


                                       By
                                          -------------------------------
                                          Name:
                                          Title:


STOCKHOLDER:                              -------------------------------
                                                   Robert Miller


DIRECTOR:                                 -------------------------------
                                                   Mickey Miller

                             EXHIBITS AND SCHEDULES
EXHIBITS

     A-1 and A-2    Merger Certificates

     B              Employment Agreement with Robert Miller

     C              Consulting Agreement with Mickey Miller

SCHEDULES

Disclosure Schedule